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EXHIBIT 11

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                          Three Months Ended         Nine Months Ended
                                                              March 31,                  March 31,
                                                       ---------------------       ---------------------
                                                        1997          1996           1997         1996
                                                       ---------------------       ---------------------


Net income (loss) used in calculation of primary
    earnings per share                                 $ 3,091       $ 1,121       $ 7,890       $   797
Add impact of assumed conversion of
   subordinated debentures                                  71           123           212           293
                                                       ---------------------       ---------------------
Net income (loss) used in calculation of fully
   diluted earnings per share                          $ 3,162       $ 1,244       $ 8,102       $ 1,090
                                                       ---------------------       ---------------------


Weighted average common shares outstanding              17,257         9,544        15,496         7,235
Net effect of dilutive stock options -- Note A             184           141           186           619
                                                       ---------------------       ---------------------
Shares used in calculation of primary earnings
   per share                                            17,441         9,685        15,682         7,854
Add impact of assumed conversion of
   subordinated debentures                                 627         1,005           625           835
                                                       ---------------------       ---------------------
Shares used in calculation of fully diluted
   earnings per share                                   18,068        10,690        16,307         8,689
                                                       =====================       =====================


Primary net income (loss) per share                    $  0.18       $  0.12       $  0.50       $  0.10
                                                       =====================       =====================


Fully diluted net income (loss) per share--
   Note B                                              $  0.18       $  0.12       $  0.50       $  0.13
                                                       =====================       =====================

NOTE A --         Stock options granted within a twelve-month period preceding the Company's initial public offering in February 1996 are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B --         Fully dilutive net income (loss) per share has not been
                  presented in the Condensed Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.



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